Exhibit 99.2

MACK-CALI REALTY CORPORATION

NEWS RELEASE

For Immediate Release

Contact:	Barry Lefkowitz	Ilene Jablonski
	Executive Vice President	Senior Director, Marketing
	and Chief Financial Officer	and Public Relations
	(732) 590-1000	(732) 590-1000

MACK-CALI REALTY CORPORATION

ANNOUNCES FOURTH QUARTER RESULTS

Edison, New Jersey – February 12, 2009 – Mack-Cali Realty Corporation (NYSE: CLI) today reported its results for the fourth quarter 2008.

Recent highlights include:

•                  Reported funds from operations, excluding certain non-cash items, of $1.00 per diluted share;

•                  Reported net income, excluding certain non-cash items, of $0.31 per diluted share;

•                  Recognized non-cash impairment charges on unconsolidated joint ventures of $(0.48) per diluted share;

•                  Recognized non-cash gain from reduction of other obligations of $0.11 per diluted share;

•                  Reported funds from operations of $0.63 per diluted share and net income (loss) of $(0.06) per diluted share after taking the non-cash impairment charges and non-cash gain into effect; and

•                  Declared $0.64 per share quarterly cash common stock dividend.

FINANCIAL HIGHLIGHTS

Funds from operations (FFO) available to common shareholders for the quarter ended December 31, 2008 amounted to $50.9 million, or $0.63 per share, versus $73.0 million, or $0.89 per share, for the quarter ended December 31, 2007.  For the year ended December 31, 2008, FFO available to common shareholders amounted to $279.1 million, or $3.46 per share, versus $293.9 million, or $3.56 per share, for the same period last year.

Net income (loss) available to common shareholders for the fourth quarter 2008 equaled $(4.1 million), or $(0.06) per share, versus net income (loss) of $15.8 million, or $0.24 per share, for the same quarter last year.  For the year ended December 31, 2008, net income (loss) available to common shareholders equaled $51.7 million, or $0.79 per share, versus $108.5 million, or $1.61 per share, for the same period last year.

Included in net income and FFO for the 2008 periods was $(38.9 million), or $(31.8 million) after deduction for minority interest, of non-cash impairment charges included in equity in earnings (loss) in unconsolidated joint ventures.  These charges represent $(0.48) per share in net income (loss) and FFO for the 2008 periods.  Additionally, included in net income and FFO for 2008 was $9.1 million or $7.4 million after deduction for minority interest, of a non-cash gain resulting from the reduction of other obligations.  The gain represents $0.11 per share in net income (loss) and FFO for the 2008 periods.

Excluding the net effect of these items would result in net income (loss) for the fourth quarter 2008 of $20.2 million, or $0.31 per share, and FFO of $80.8 million, or $1.00 per share.

Total revenues for the fourth quarter 2008 were $186.1 million as compared to $201.7 million for the same quarter last year.  For the year ended December 31, 2008, total revenues amounted to $778.0 million, compared to $808.4 million in 2007.

All per share amounts presented above are on a diluted basis.

The Company had 66,419,055 shares of common stock, 10,000 shares of 8 percent Series C cumulative redeemable perpetual preferred stock ($25,000 liquidation value per share), and 14,437,731 common operating partnership units outstanding as of December 31, 2008.  The Company had a total of 80,856,786 common shares/common units outstanding at December 31, 2008.

As of December 31, 2008, the Company had total indebtedness of approximately $2.2 billion, with a weighted average annual interest rate of 5.87 percent.  The Company had a debt-to-undepreciated assets ratio of 40.6 percent at December 31, 2008.  The Company had an interest coverage ratio of 2.5 times for the quarter ended December 31, 2008.

On October 28, 2008, the Company obtained $240 million in mortgage financing from The Northwestern Mutual Life Insurance Company and New York Life Insurance Company as co-lenders.  The mortgage loan, which is collateralized by its Harborside Plaza 5 office property, bears interest at a rate of 6.8 percent per annum and carries a 10-year term.  Proceeds from the loan were used to pay down outstanding borrowings under the Company’s unsecured revolving credit facility.

On November 17, 2008, the Company accepted for purchase $100.3 million principal amount of its 7.25 percent Senior Unsecured Notes due March 15, 2009 (the “Notes”), validly tendered pursuant to its previously announced cash tender offer on November 6, 2008 (the “Tender Offer”).  The Notes accepted for purchase represented approximately 33.4 percent of the principal amount of Notes outstanding prior to the Tender Offer.  The aggregate consideration for Notes accepted for payment, including accrued and unpaid interest, was approximately $101.5 million.  The Notes purchased pursuant to the Tender Offer were cancelled and approximately $199.7 million principal amount of the Notes remain outstanding.

On January 27, 2009, the Company obtained $64.5 million in two mortgage financings from Guardian Life Insurance Company of America.  The two Guardian financings, which are collateralized by one property and three office properties located in Clark and Red Bank, New Jersey, respectively, both bear interest at a rate of 7.25 percent per annum and carry a 10-year term.

Mitchell E. Hersh, president and chief executive officer, commented, “Our fourth quarter leasing and operating results reflect the strength of Mack-Cali’s franchise and balance sheet, in the face of the global economic downturn and corresponding weakened demand.  Our superior properties, impeccable levels of service and relationships with the corporate community enable us to outperform the markets.”

DIVIDENDS

In December, the Company’s Board of Directors declared a cash dividend of $0.64 per common share (indicating an annual rate of $2.56 per common share) for the fourth quarter 2008, which was paid on January 12, 2009 to shareholders of record as of January 6, 2009.

The Board also declared a cash dividend on the Company’s 8 percent Series C cumulative redeemable perpetual preferred stock ($25 liquidation value per depositary share, each representing 1/100th of a share of preferred stock) equal to $0.50 per depositary share for the period October 15, 2008 through January 14, 2009.  The dividend was paid on January 15, 2009 to shareholders of record as of January 6, 2009.

LEASING INFORMATION

Mack-Cali’s consolidated in-service portfolio was 91.3 percent leased at December 31, 2008, as compared to 91.8 percent at September 30, 2008.

For the quarter ended December 31, 2008, the Company executed 112 leases at its consolidated in-service portfolio totaling 568,176 square feet, consisting of 330,127 square feet of office space, and 238,049 square feet of office/flex space.  Of these totals, 163,354 square feet were for new leases and 404,822 square feet were for lease renewals and other tenant retention transactions.

For the year ended December 31, 2008, the Company executed 499 leases at its consolidated in-service portfolio totaling 3,785,004 square feet, consisting of 2,634,965 square feet of office space, 1,113,604 square feet of office/flex space and 36,435 square feet of industrial/warehouse space.  Of these totals, 1,256,051 square feet were for new leases and 2,528,953 square feet were for lease renewals and other tenant retention transactions.

Highlights of the quarter’s leasing transactions include:

NORTHERN NEW JERSEY:

•                  The Daily Record, a daily newspaper serving Morris County, New Jersey, signed a new five-year and two month lease for 17,374 square feet at 6 Century Drive in Parsippany.  The 100,036 square-foot office building, located in the Mack-Cali Business Campus, is 94.7 percent leased.

•                  Yorkville Advisors, LLC, a private investment management firm, renewed leases totaling 14,419 square feet at 101 Hudson Street in Jersey City for five years.  The 1.3 million square-foot office building is 100 percent leased.

CENTRAL NEW JERSEY:

•                  Paragon Computer Professionals, Inc., a provider of management consulting and information technology solutions, signed renewal transactions totaling 22,415 square feet at 25 Commerce Drive in Cranford.  The renewal terms vary from 38 to 40 months.  The 67,749 square-foot office building, located in Cranford Business Park, is 88.7 percent leased.

•                  Rockwood Specialties, Inc., a specialty chemicals and advanced performance materials company, signed transactions totaling 19,753 square feet at 100 Overlook Center in Princeton, consisting of a three-year renewal of 16,917 square feet and a four-year two-month expansion of 2,836 square feet.  Princeton Overlook is a 149,600 square-foot office building that is 100 percent leased.

WESTCHESTER COUNTY, NEW YORK:

•                  SmartPros Ltd., a provider of professional education products, signed a nine-year renewal for 17,850 square feet at 12 Skyline Drive in Hawthorne.  The 46,850 square-foot office/flex building, located in Mid-Westchester Executive Park, is 100 percent leased.

SUBURBAN PHILADELPHIA:

•                  GGB, LLC, a manufacturer of power transmission equipment, signed a two-year four-month renewal for the entire 21,600 square-foot office/flex building located at 1451 Metropolitan Avenue in West Deptford, New Jersey.

NORTHERN AND CENTRAL NEW JERSEY JOINT VENTURE PROPERTIES:

•                  Thomson Inc., a provider of video solutions for media industries, signed transactions totaling 67,401 square feet at 2 Independence Way in Princeton, consisting of a three-year six-month renewal of 62,543 square feet and a five-year 10-month expansion of 4,858 square feet.  Thomson now leases the entire office building, which is located in Princeton Corporate Center.

•                  Tangoe Inc., a global provider of enterprise communications lifecycle management software, signed transactions totaling 14,690 square-feet at 20 Waterview Boulevard in Parsippany, consisting of a two-year two-month renewal of 10,497 square feet and a three-year expansion of 4,193 square feet.  The 225,550 square-foot office building in the Waterview Corporate Center is 98.7 percent leased.

Included in the Company’s Supplemental Operating and Financial Data for the fourth quarter 2008 are schedules highlighting the leasing statistics for both the Company’s consolidated and joint venture properties.

The supplemental information is available on Mack-Cali’s website, as follows:

http://www.mack-cali.com/graphics/shareholders/pdfs/4th.quarter.sp.08.pdf

ADDITIONAL INFORMATION

The Company expressed comfort with net income and FFO per diluted share for the full year 2009, as follows:

Full Year
2009 Range
Net income available to common shareholders	$0.50 - $0.70
Add: Real estate-related depreciation and amortization	2.75
Funds from operations available to common shareholders	$3.25 - $3.45

These estimates reflect management’s view of current market conditions and certain assumptions with regard to rental rates, occupancy levels and other assumptions/projections.  Actual results could differ from these estimates.

An earnings conference call with management is scheduled for today, February 12, 2009 at 10:00 a.m. Eastern Time, which will be broadcast live via the Internet at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=96021&eventID=2077264

The live conference call is also accessible by calling (913) 312-1377 and requesting the Mack-Cali conference call.

The conference call will be rebroadcast on Mack-Cali’s website at http://www.mack-cali.com beginning at 2:00 p.m. Eastern Time on February 12, 2009 through February 19, 2009.

A replay of the call will also be accessible during the same time period by calling (719) 457-0820 and using the pass code 3996484.

Copies of Mack-Cali’s Form 10-K and Supplemental Operating and Financial Data are available on Mack-Cali’s website, as follows:

2008 Form 10-K:

http://www.mack-cali.com/graphics/shareholders/pdfs/10k.08.pdf

Fourth Quarter 2008 Supplemental Operating and Financial Data:

http://www.mack-cali.com/graphics/shareholders/pdfs/4th.quarter.sp.08.pdf

In addition, these items are available upon request from:

Mack-Cali Investor Relations Dept.

343 Thornall Street, Edison, New Jersey 08837-2206

(732) 590-1000 ext. 1143

INFORMATION ABOUT FFO

Funds from operations (“FFO”) is defined as net income (loss) before minority interest of unitholders, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from extraordinary items and sales of depreciable rental property (which the Company believes includes unrealized losses on properties held for sale), plus real estate-related depreciation and amortization.  The Company believes that FFO per share is helpful to investors as one of several measures of the performance of an equity REIT.  The Company further believes that by excluding the effect of depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO per share can facilitate comparison of operating performance between equity REITs.  FFO per share should not be considered as an alternative to net income per share as an indication of the Company’s performance or to cash flows as a measure of liquidity.  FFO per share presented herein is not necessarily comparable to FFO per share presented by other real estate companies due to the fact that not all real estate companies use the same definition.  However, the Company’s FFO per share is comparable to the FFO per share of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts (“NAREIT”).  A reconciliation of net income per share to FFO per share is included in the financial tables accompanying this press release.

ABOUT THE COMPANY

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio.  Mack-Cali owns or has interests in 293 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 33.5 million square feet.  The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,100 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s website at http://www.mack-cali.com.

The information in this press release must be read in conjunction with, and is modified in its entirety by, the Annual Report on Form 10-K (the “10-K”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”).  In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-K, the footnotes thereto and the limitations set forth therein.  Investors may not rely on the press release without reference to the 10-K and the Public Filings.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Mack-Cali Realty Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts) (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues
Base rents	$149,399	$147,889	$593,898	$575,463
Escalations and recoveries from tenants	27,625	25,304	109,690	104,781
Construction services	4,346	19,344	40,680	88,066
Real estate services	3,471	4,703	13,487	17,970
Other income	1,259	4,442	20,214	22,070
Total revenues	186,100	201,682	777,969	808,350

Expenses
Real estate taxes	16,479	21,151	88,001	90,895
Utilities	18,433	18,254	84,227	73,072
Operating services	28,536	27,876	107,616	106,946
Direct construction costs	3,562	19,155	37,649	85,179
General and administrative	10,885	14,811	43,984	52,162
Depreciation and amortization	50,085	48,500	194,635	183,564
Total expenses	127,980	149,747	556,112	591,818
Operating income	58,120	51,935	221,857	216,532

Other (Expense) Income
Interest expense	(33,182)	(32,240)	(128,145)	(126,672)
Interest and other investment income	270	497	1,385	4,670
Equity in earnings (loss) of unconsolidated joint ventures	(39,219)	(432)	(39,752)	(5,918)
Minority interest in consolidated joint ventures	378	151	664	643
Gain on reduction of other obligations	9,063	—	9,063	—
Gain on sale of investment in marketable securities	—	—	471	—
Total other (expense) income	(62,690)	(32,024)	(156,314)	(127,277)
Income (loss) from continuing operations before minority interest in Operating Partnership	(4,570)	19,911	65,543	89,255
Minority interest in Operating Partnership	934	(3,562)	(11,817)	(16,126)
Income (loss) from continuing operations	(3,636)	16,349	53,726	73,129
Discontinued operations (net of minority interest): Income (loss) from discontinued operations	—	—	—	1,057
Realized gains (losses) and unrealized losses on disposition of rental property, net	—	—	—	36,280
Total discontinued operations, net	—	—	—	37,337
Net income (loss)	(3,636)	16,349	53,726	110,466
Preferred stock dividends	(500)	(500)	(2,000)	(2,000)
Net income (loss) available to common shareholders	$(4,136)	$15,849	$51,726	$108,466

PER SHARE DATA:
Basic earnings (loss) per common share	$(0.06)	$0.24	$0.79	$1.62

Diluted earnings (loss) per common share	$(0.06)	$0.24	$0.79	$1.61

Dividends declared per common share	$0.64	$0.64	$2.56	$2.56

Basic weighted average shares outstanding	65,640	66,903	65,489	67,026

Diluted weighted average shares outstanding	80,501	82,138	80,648	82,500

Mack-Cali Realty Corporation

Statements of Funds from Operations

(in thousands, except per share/unit amounts) (unaudited)

		Quarter Ended December 31,		Year Ended December 31,
		2008	2007	2008	2007
	Net income (loss) available to common shareholders	$(4,136)	$15,849	$51,726	$108,466
Add:	Minority interest in Operating Partnership	(934)	3,562	11,817	16,126
	Minority interest in discontinued operations	—	—	—	8,374
	Real estate-related depreciation and amortization on continuing operations (1)	55,955	53,598	215,556	204,937
	Real estate-related depreciation and amortization on discontinued operations	—	—	—	424
Deduct:	Discontinued operations – Realized gains (losses) and unrealized losses on disposition of rental property, net	—	—	—	(44,414)
	Funds from operations available to common shareholders (2)	$50,885	$73,009	$279,099	$293,913

	Diluted weighted average shares/units outstanding (3)	80,501	82,138	80,648	82,500

	Funds from operations per share/unit – diluted	$0.63	$0.89	$3.46	$3.56

	Dividends declared per common share	$0.64	$0.64	$2.56	$2.56

	Dividend payout ratio:
	Funds from operations-diluted	101.25%	72.00%	73.97%	71.86%

	Supplemental Information:
	Non-incremental revenue generating capital expenditures:
	Building improvements	$4,070	$3,822	$11,562	$10,875
	Tenant improvements and leasing commissions	$12,479	$12,886	$50,557	$56,759
	Straight-line rent adjustments (4)	$3,061	$1,775	$8,305	$11,161
	Amortization of (above)/below market lease intangibles, net (5)	$2,081	$1,911	$8,069	$5,326
	Gain on reduction of other obligations	$9,062	—	$9,062	—
	Impairment charges included in equity in earnings (loss)	$38,938	—	$38,938	—

(1)

Includes the Company’s share from unconsolidated joint ventures of $5,956 and $5,125 for the quarter ended December 31, 2008 and 2007, respectively and $21,250 and $21,875 for the year ended December 31, 2008 and 2007, respectively.

(2)

Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT) definition. For further discussion, see “Information About FFO” in this release.

(3)

Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (14,826 shares and 15,037 shares for the quarter ended December 31, 2008 and 2007, respectively, and 14,915 shares and 15,190 shares for the year ended December 31, 2008 and 2007, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

(4)

Includes the Company’s share from unconsolidated joint ventures of $103 and $715 for the quarter ended December 31, 2008 and 2007, respectively and $1,003 and $3,068 for the year ended December 31, 2008 and 2007, respectively.

(5)

Includes the Company’s share from unconsolidated joint ventures of $455 and $370 for quarter ended December 31, 2008 and 2007, respectively and $1,695 and $1,467 for the year ended December 31, 2008 and 2007, respectively.

Mack-Cali Realty Corporation

Statements of Funds from Operations Per Diluted Share

and Funds from Operations Excluding Certain Non-Cash Items Per Diluted Share

(amounts are per diluted share, except share count in thousands) (unaudited)

		Quarter Ended December 31,		Year Ended December 31,
		2008	2007	2008	2007
Net income (loss) available to common shareholders		$(0.06)	$0.24	$0.79	$1.61
Add:	Real estate-related depreciation and amortization on continuing operations (1)	0.70	0.65	2.67	2.48
	Real estate-related depreciation and amortization on discontinued operations	—	—	—	0.01
Deduct:	Discontinued operations – Realized gains (losses) and unrealized losses on disposition of rental property, net	—	—	—	(0.54)
	Minority interest/rounding adjustment	(0.01)	—	—	—

Funds from operations available to common shareholders (2)		$0.63	$0.89	$3.46	$3.56
Add:	Non-cash impairment charges from equity in earnings (loss) in unconsolidated joint ventures	0.48	—	0.48	—
Deduct: Non-cash gain from reduction of other obligations		(0.11)	—	(0.11)	—

FFO Excluding Items		$1.00	$0.89	$3.83	$3.56

Dividend payout ratio for FFO Excluding Items		63.80%	72.00%	66.82%	71.86%

Diluted weighted average shares/units outstanding (3)		80,501	82,138	80,648	82,500

(1)

Includes the Company’s share from unconsolidated joint ventures of $0.07 and $0.06 for the quarter ended December 31, 2008 and 2007, respectively and $0.26 and $0.27 for the year ended December 31, 2008 and 2007, respectively.

(2)

Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT) definition. For further discussion , see “Information About FFO” in this release.

(3)

Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (14,826 shares and 15,037 shares for the quarter ended December 31, 2008 and 2007, respectively, and 14,915 and 15,190 for the year ended December 31, 2008 and 2007, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

Mack-Cali Realty Corporation

Consolidated Balance Sheets

(in thousands, except share amounts) (unaudited)

	December 31,
	2008	2007
ASSETS:
Rental property
Land and leasehold interests	$731,086	$726,253
Buildings and improvements	3,792,186	3,753,088
Tenant improvements	431,616	397,132
Furniture, fixtures and equipment	8,892	8,956
	4,963,780	4,885,429
Less-accumulated deprec. & amort.	(1,040,778)	(907,013)
Net investment in rental property	3,923,002	3,978,416
Cash and cash equivalents	21,621	24,716
Marketable securities available for sale at fair value	—	4,839
Investments in unconsolidated joint ventures	138,495	181,066
Unbilled rents receivable, net	112,524	107,761
Deferred charges and other assets, net	212,422	246,386
Restricted cash	12,719	13,613
Accounts receivable, net	23,139	36,405

Total assets	$4,443,922	$4,593,202

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Senior unsecured notes	$1,533,349	$1,632,547
Revolving credit facility	161,000	250,000
Mortgages, loans payable and other obligations	531,126	329,188
Dividends and distributions payable	52,249	52,099
Accounts payable, accrued expenses and other liabilities	119,451	142,778
Rents received in advance and security deposits	54,406	51,992
Accrued interest payable	32,978	34,193
Total liabilities	2,484,559	2,492,797

Minority interests:
Operating Partnership	414,114	456,436
Consolidated joint ventures	786	1,414
Total minority interests	414,900	457,850
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, 10,000 and 10,000 shares outstanding, at liquidation preference	25,000	25,000
Common stock, $0.01 par value, 190,000,000 shares authorized, 66,419,055 and 65,558,073 shares outstanding	664	656
Additional paid-in capital	1,905,386	1,886,467
Dividends in excess of net earnings	(386,587)	(269,521)
Accumulated other comprehensive income	—	(47)
Total stockholders’ equity	1,544,463	1,642,555

Total liabilities and stockholders’ equity	$4,443,922	$4,593,202